Exhibit 5.3

Squire Patton Boggs (US) LLP 2325 E. Camelback Road, Suite 700 Phoenix, Arizona 85016 O +1 602 528 4000 F +1 602 253 8129 squirepattonboggs.com

May 29, 2025

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

We have acted as special Arizona counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and its subsidiaries Divested Litchfield Park Properties, Inc., an Arizona corporation (“DLPP”), and Goodyear Farms, Inc., an Arizona corporation (“Goodyear Farms”), relating to the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (i) one or more series of debt securities (the “Debt Securities”) and (ii) Guarantees of the Debt Securities (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), pursuant to the registration statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). As described in the Registration Statement, the Debt Securities and Guarantees may be issued from time to time in one or more offerings.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion and have examined the Indenture, dated August 13, 2010 (the “Indenture”) among the Company, the Guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information furnished by public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.

Based upon the foregoing, it is our opinion that each of DLPP and Goodyear Farms: (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of Arizona and (ii) possesses the corporate power and authority to execute, deliver and perform the Guarantees and the Indenture.

We are members of the bar of the State of Arizona. We do not express any opinion herein on any laws other than those of the State of Arizona.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

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The Goodyear Tire & Rubber Company May 29, 2025 Page 2	Squire Patton Boggs (US) LLP

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

Attachment: Schedule A — List of Guarantors

SCHEDULE A

Guarantors

Guarantor	State of Incorporation or Formation

Celeron Corporation	Delaware

Cooper International Holding Corporation	Delaware

Cooper Tire Holding Company	Ohio

Cooper Tire & Rubber Company LLC	Delaware

Cooper Tire & Rubber Company Vietnam Holding, LLC	Delaware

Divested Companies Holding Company	Delaware

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Export Inc.	Delaware

Goodyear Farms, Inc.	Arizona

Goodyear International Corporation	Delaware

Goodyear Western Hemisphere Corporation	Delaware

Max-Trac Tire Co., Inc.	Ohio

Raben Tire Co., LLC	Indiana

T&WA, Inc.	Kentucky

Wingfoot Brands LLC	Delaware